Exhibit 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
17% GAIN IN DILUTED OPERATING EARNINGS PER SHARE
FOR FOURTH QUARTER 2004

HIGHLIGHTS:

•	Record Fourth Quarter Operating Earnings Diluted Operating EPS of 34 Cents Up 17% Net Operating Income of $12.9 Million Up 22% From a Year Ago Return on Tangible Equity of 19.96%

•	Strong Loan Demand and Rise in Net Interest Margin Provided Foundation for Performance

•	Significant Milestones for the Company – At Year-End Total Assets Exceed $5 Billion, Up 25% From Last Year Market Capitalization Surpassed the $1.0 Billion Mark

BLAIRSVILLE, GA, January 25, 2005 – United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced record fourth quarter 2004 results that included a 22% rise in net operating income, a 17% gain in diluted operating earnings per share and a 23% increase in total revenue from the fourth quarter of 2003.

For the quarter, net operating income rose to $12.9 million from $10.6 million a year earlier. Diluted operating earnings per share of $.34 increased $.05 from $.29 a year ago. Total revenue, on a taxable equivalent basis, was $54.1 million compared with $44.1 million for the fourth quarter of 2003. Also, on an operating basis, return on tangible equity was 19.96% compared with 19.72% a year ago and return on assets was 1.07% compared with 1.06% a year ago.

For the year, net operating income was $47.2 million, up $7.7 million, or 19% from $39.5 million a year ago. Diluted operating earnings per share of $1.27 rose $.15, or 13%, from $1.12 for 2003. Total revenue was $196.5 million, up $25.9 million, or 15%, from $170.6 million a year ago. On an operating basis, return on tangible equity was 19.74%, up from 19.24% a year ago and return on assets was 1.07% compared with 1.06% a year ago.

Net operating income excludes pre-tax merger-related charges. For the fourth quarters of 2004 and 2003, merger-related charges were $406 thousand and $580 thousand, respectively, and for the full years of 2004 and 2003 were $870 thousand and $2.1 million, respectively. Merger-related charges in 2004 resulted from the acquisitions of Liberty National Bank completed on December 1, 2004,Eagle National Bank completed on November 1, 2004 and 1st Community Bank completed on June 1, 2004. Merger-related charges in 2003 were incurred in connection with the acquisitions of three branch locations in western North Carolina during the fourth quarter of 2003, First Georgia Bank on May 1, 2003 and First Central Bank on March 31, 2003. The merger-related charges for both years were primarily for legal, investment advisor and other professional fees, as well as for the termination of equipment leases and conversion costs related to the acquisitions. Including these merger-related charges, reported net income for the fourth quarters of 2004 and 2003 was $12.6 million and $10.2 million, respectively, and for the full years of 2004 and 2003 was $46.6 million and $38.1 million, respectively. Reported diluted earnings per share for the fourth quarters of 2004 and 2003 was $.33 and $.28, respectively, and for the full years of 2004 and 2003 was $1.25 and $1.08, respectively. Also, reported return on equity for the fourth quarters of 2004 and 2003 was 14.15% and 14.19%, respectively, and for the full year was 14.39% and 14.79%, respectively.

“In addition to our solid earnings performance for the fourth quarter and year, our Company achieved two very significant milestones,” said Jimmy Tallent, United Community Banks’ President and Chief Executive Officer. “At the end of 2004, total assets exceeded $5 billion and the value of our company surpassed $1 billion in market value for our shareholders. Both are significant accomplishments for our company and further affirmation that our balanced growth strategy has been successful in delivering consistent financial performance. Over the past ten years, our compounded annual growth rate for total assets was 22% with about two-thirds of that growth generated internally, excluding the direct effects of acquisitions. In March 2002, we listed on the Nasdaq National Market with a market capitalization of $417 million. At year-end, we were above the one billion mark, while still providing the same level of customer service we did ten years ago. We are very proud of both of these accomplishments,” Tallent emphasized.

For the full year 2004, net operating income rose 19% and diluted operating earnings per share grew 13% over 2003. “We again achieved our stated goals of sustained double-digit growth in operating earnings per share and a return on tangible equity above 18%,” Tallent said. “We ended 2004 with strong earnings momentum that should carry us into 2005 and allow us to continue to achieve growth in operating earnings per share within our targeted range of 12% to 15%,” added Tallent.

At December 31, 2004, total loans were $3.7 billion, up $719 million, or 24% from last year-end and, up $433 million, or 14%, on a core basis when loans added by acquisitions are excluded. “Loan demand remains strong across all our markets, providing us with significant growth opportunities,” Tallent said. “Core loan growth is a key element of our balanced growth strategy. That strategy is driven by strong internal growth, supplemented by focused expansion with the right people in existing and new markets through de novo offices and selective acquisitions. Strong organic loan growth, accomplished with disciplined execution in a step-by-step process throughout the year without compromising credit quality, is essential for a successful growth company.”

Taxable equivalent net interest revenue of $45.3 million for the fourth quarter of 2004 rose $8.5 million, or 23%, from the same period a year ago. Recent acquisitions added approximately $2.6 million to net interest revenue, resulting in a core growth rate of 16%. Taxable equivalent net interest margin for the fourth quarter was 4.05% as compared to 3.96% a year ago and 3.99% last quarter. “We have maintained a net interest margin near the 4% level for the past nine quarters and expect to remain at or slightly above that level through 2005,” Tallent said. “Our balance sheet is asset sensitive, allowing us to benefit slightly from a rising interest rate environment.”

The fourth quarter provision for loan losses was $2.0 million, up $200 thousand from a year earlier and level with the third quarter of 2004. Net charge-offs to average loans were 13 basis points for the fourth quarter, compared with 12 basis points for the fourth quarter of 2003 and 12 basis points for the third quarter of 2004. At year end, non-performing assets totaled $8.7 million, up $1.1 million from last year-end and down $1.8 million from the third quarter of 2004. Non-performing assets as a percentage of total assets were 17 basis points at year end, compared with 19 basis points at December 31, 2003 and 23 basis points at September 30, 2004. “Our excellent credit quality continues to be one of the key drivers of our high performance and growth,” Tallent said. “It remains sound thanks to the tireless efforts of our exceptional bankers. And, our proven strategy of securing loans with hard assets remains critical to our credit quality success.”

Fee revenue of $10.8 million for the fourth quarter of 2004 was up $1.7 million, or 18%, from $9.1 million a year ago primarily due to growth in service charges and fees on deposit accounts and higher consulting fees. “We were able to increase fee revenue by successfully growing core deposits through our core deposit program while cross-selling other products and services and adding new consulting services,” Tallent explained. “Service charges and fees on deposit accounts were $5.6 million, up $628 thousand primarily due to the growth in transactions and new accounts resulting from our efforts to increase core deposits. Consulting fees of $1.8 million were up $761 thousand, or 74%, due to developing new business practices for risk management and financial services as well as strong growth in our existing consulting services.”

“We remain focused on growing core deposits and related fee revenue,” Tallent added. “Early in the first quarter of 2004, we began a company-wide initiative to increase our core deposits by engaging our loyal customers in the process. Our community-banking style of providing the highest level of customer service has generated customer satisfaction scores exceeding 90%, well above the industry average of 75%. During 2004, this has allowed us to leverage our ‘Refer a Friend’ core deposit program, along with other initiatives, to add over 38,000 new accounts and grow core deposits by $175 million.”

Operating expenses were $33.7 million, up $6.2 million, or 22% from the fourth quarter of 2003. Nearly $2.1 million of this increase was related to the operating expenses of the three banks that were not included in last year’s results. Salaries and employee benefit costs of $21.6 million increased $4.2 million, or 24%, with approximately $2.0 million of this increase resulting from acquisitions and de novo activities and temporary personnel to support growth in consulting services. The balance was due to an increase in staff to support business growth, merit increases for staff and other year-end adjustments. Communications and equipment expenses of $2.9 million increased $606 thousand, or 26%, due to the acquisitions and investments in technology equipment to support business growth and enhance operating efficiency. Advertising and marketing expense of $1.5 million rose $896 thousand, reflecting the higher program costs of our initiatives to raise core deposits. Occupancy expense of $2.4 million increased $221 thousand reflecting the higher costs of adding 11 banking offices through acquisitions and de novo activities. Professional fees of $1.1 million were up $154 thousand partially due to accounting and consulting fees incurred in connection with documenting and testing of internal controls. All other operating expense categories were held flat with a year ago, except for amortization of intangibles related to the recent acquisitions. “Our operating efficiency ratio was slightly above 60% for the quarter and the year, within the range of our long-term efficiency goal of 58% to 60%. We believe this goal is reasonable given our service-oriented community banking model,” Tallent added.

Other Items

During the fourth quarter, United Community Banks completed two mergers. The first merger was with Eagle National Bank, headquartered in Stockbridge, Georgia on the south side of metropolitan Atlanta. “With assets of $70 million and two excellent full-service banking offices located in the cities of Stockbridge and McDonough in Henry County, Eagle National Bank adds key markets to our metropolitan presence on the south side of Atlanta,” Tallent said. “Henry County was the fourth fastest growing county in the United States during the 1990’s per the U.S. Census Bureau and that growth is expected to continue, making this a strategically important acquisition. I am extremely pleased to welcome Eagle National Bank to the United family.”

The second merger was with Liberty National Bancshares, Inc., parent company of Liberty National Bank, headquartered in Conyers, Georgia on the east side of metropolitan Atlanta. “Liberty National Bank adds $190 million in assets, a strong management team, and two full-service banking offices located in the cities of Conyers in Rockdale County and Covington in Newton County, further enhancing our presence in the metropolitan Atlanta market,” said Tallent. “Both of these mergers provide excellent opportunities to partner with outstanding bankers in some of the fastest growing markets in the country.”

“During the second quarter 2004, we completed the merger with 1st Community Bank located on the south side of metropolitan Atlanta in Fairburn, Georgia,” Tallent said. 1st Community Bank had assets of $190 million with five full-service banking offices in Peachtree City which is in Fayette County, Newnan in Coweta County, and Fairburn, Union City and Palmetto in south Fulton County.

“We’re excited about our growth opportunities with 1st Community, Eagle and Liberty. This will allow us to further expand our franchise in these excellent markets within metropolitan Atlanta while we continue to serve our new customers with the same high level of customer service,” said Tallent. “Adding these new banks to our franchise establishes United Community Banks on the attractive east and south sides of Atlanta and provides us with great opportunities to grow organically and add selective de novo banking offices.”

“We now operate eight community banks with 27 offices and assets totaling $1.4 billion in the metro Atlanta area,” Tallent added. “With over a quarter of our total assets in metro Atlanta, we’re becoming more of a significant factor in this major metro market. And, we’re doing it by continuing to execute our balanced growth strategy and our community banking model. These three banks are the latest examples of using strategic acquisitions as part of this strategy – one that has permitted us to achieve superior growth and performance while building shareholder value.”

On January 20, 2005, the Board of Directors declared a regular first-quarter 2005 cash dividend of $.07 per common share, payable April 1, 2005, to shareholders of record as of the close of business on March 15, 2005. “This represents an annual cash dividend of $.28 per share and an increase of $.04 per share, or 17%, over the dividends paid for 2004,” Tallent said. “This increase reflects our continued strong performance and commitment to deliver value to our shareholders.”

“Looking forward to 2005, we believe United Community Banks is on target to achieve operating earnings per share growth within our long-term goal of 12% to 15%,” Tallent said. “We anticipate core loan growth will continue in the range of 10% to 14% and that our net interest margin will remain near the 4% level. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality. We are well positioned for additional increases in short-term interest rates and should benefit slightly if, and when, they occur. We remain committed to providing excellent customer service and delivering superior operating performance while maintaining solid credit quality and growing our franchise,” added Tallent. “In growing our franchise, we will continue to execute our balanced growth strategy – by focusing on strong internal growth within our existing markets while expanding in other high growth markets through selective de novo offices and mergers. This is the foundation for our growth and superior performance that builds long-term shareholder value.”

Conference Call

United Community Banks will hold a conference call on Tuesday, January 25, 2005 at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for next year. The telephone number for the conference call is (800) 901-5213 and the pass code is “UCBI”. The conference call will also be available by web-cast within the Investor Relations section of the company’s web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $5.1 billion and operates 23 community banks with 83 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

(Tables Follow)

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004

	2004				2003
(in thousands, except per share	Fourth	Third	Second	First	Fourth
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter

INCOME SUMMARY

Interest revenue	$66,761	$61,358	$56,680	$54,587	$53,943
Interest expense	21,448	19,142	17,432	16,772	17,098

Net interest revenue	45,313	42,216	39,248	37,815	36,845
Provision for loan losses	2,000	2,000	1,800	1,800	1,800
Fee revenue	10,757	9,857	9,647	9,278	9,090

TOTAL REVENUE	54,070	50,073	47,095	45,293	44,135
Operating expenses (1)	33,733	31,296	29,363	28,176	27,572

Income before taxes	20,337	18,777	17,732	17,117	16,563
Income taxes	7,427	6,822	6,379	6,179	5,959

NET OPERATING INCOME	12,910	11,955	11,353	10,938	10,604
Merger-related charges, net of tax	261	—	304	—	383

NET INCOME	$12,649	$11,955	$11,049	$10,938	$10,221

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.35	$.33	$.32	$.31	$.30
Diluted	.34	.32	.31	.30	.29
Return on tangible equity (3)	19.96%	19.41%	19.70%	19.87%	19.72%
Return on assets	1.07	1.05	1.07	1.08	1.06
Efficiency ratio	60.20	60.11	60.05	59.83	59.81
Dividend payout ratio	17.14	18.18	18.75	19.35	16.67
GAAP PERFORMANCE
Per common share:
Basic earnings	$.34	$.33	$.31	$.31	$.29
Diluted earnings	.33	.32	.30	.30	.28
Cash dividends declared	.06	.06	.06	.06	.05
Book value	10.39	9.58	9.10	8.80	8.47
Tangible book value (3)	7.34	7.28	6.77	6.86	6.52
Key performance ratios:
Return on equity (2)	14.15%	14.20%	14.40%	14.87%	14.19%
Return on assets	1.05	1.05	1.04	1.08	1.02
Net interest margin	4.05	3.99	3.95	3.99	3.96
Dividend payout ratio	17.65	18.18	19.35	19.35	17.24
Equity to assets	7.54	7.50	7.30	7.46	7.41
Tangible equity to assets (3)	5.75	5.76	5.74	5.88	5.82
ASSET QUALITY
Allowance for loan losses	$47,196	$43,548	$42,558	$39,820	$38,655
Non-performing assets	8,725	10,527	8,812	7,251	7,589
Net charge-offs	1,183	1,010	789	635	918
Allowance for loan losses to loans	1.26%	1.27%	1.27%	1.27%	1.28%
Non-performing assets to total assets	.17	.23	.19	.18	.19
Net charge-offs to average loans	.13	.12	.10	.08	.12
AVERAGE BALANCES
Loans	$3,572,824	$3,384,281	$3,235,262	$3,095,875	$2,959,626
Investment securities	805,766	762,994	715,586	652,867	699,059
Earning assets	4,456,403	4,215,472	3,991,797	3,808,877	3,695,197
Total assets	4,781,018	4,521,842	4,274,442	4,084,883	3,961,384
Deposits	3,500,842	3,351,188	3,178,776	2,955,726	2,843,600
Stockholders’ equity	360,668	338,913	311,942	304,926	293,464
Common shares outstanding:
Basic	37,056	36,254	35,633	35,319	35,260
Diluted	38,329	37,432	36,827	36,482	36,391
AT PERIOD END
Loans	$3,734,905	$3,438,417	$3,338,309	$3,147,303	$3,015,997
Investment securities	879,978	726,734	739,667	617,787	659,891
Earning assets	4,738,389	4,280,643	4,172,049	3,851,968	3,796,332
Total assets	5,087,702	4,592,655	4,525,446	4,118,188	4,068,834
Deposits	3,680,516	3,341,525	3,339,848	3,074,193	2,857,449
Stockholders’ equity	397,088	347,795	330,458	311,247	299,373
Common shares outstanding	38,168	36,255	36,246	35,331	35,289

	Fourth
	Quarter	For the Twelve		YTD
(in thousands, except per share	2004-2003	Months Ended		2004-2003
data; taxable equivalent)	Change	2004	2003	Change

INCOME SUMMARY

Interest revenue		$239,386	$209,338
Interest expense		74,794	70,600

Net interest revenue	23%	164,592	138,738	19%
Provision for loan losses		7,600	6,300
Fee revenue	18	39,539	38,184	4

TOTAL REVENUE	23	196,531	170,622	15
Operating expenses (1)	22	122,568	107,900	14

Income before taxes	23	73,963	62,722	18
Income taxes		26,807	23,247

NET OPERATING INCOME	22	47,156	39,475	19
Merger-related charges, net of tax		565	1,357

NET INCOME	24	$46,591	$38,118	22

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	17	$1.31	$1.15	14
Diluted	17	1.27	1.12	13
Return on tangible equity (3)		19.74%	19.24%
Return on assets		1.07	1.06
Efficiency ratio		60.05	60.89
Dividend payout ratio		18.32	17.39
GAAP PERFORMANCE
Per common share:
Basic earnings	17	$1.29	$1.11	16
Diluted earnings	18	1.25	1.08	16
Cash dividends declared	20	.24	.20	20
Book value	23	10.39	8.47	23
Tangible book value (3)	13	7.34	6.52	13
Key performance ratios:
Return on equity (2)		14.39%	14.79%
Return on assets		1.05	1.02
Net interest margin		4.00	3.99
Dividend payout ratio		18.60	18.02
Equity to assets		7.45	7.21
Tangible equity to assets (3)		5.78	6.02
ASSET QUALITY
Allowance for loan losses		$47,196	$38,655
Non-performing assets		8,725	7,589
Net charge-offs		3,617	4,097
Allowance for loan losses to loans		1.26%	1.28%
Non-performing assets to total assets		.17	.19
Net charge-offs to average loans		.11	.15
AVERAGE BALANCES
Loans	21	$3,322,916	$2,753,451	21
Investment securities	15	734,577	667,211	10
Earning assets	21	4,119,327	3,476,030	19
Total assets	21	4,416,835	3,721,284	19
Deposits	23	3,247,613	2,743,087	18
Stockholders’ equity	23	329,225	268,446	23
Common shares outstanding:
Basic		36,071	34,132
Diluted		37,273	35,252
AT PERIOD END
Loans	24	$3,734,905	$3,015,997	24
Investment securities	33	879,978	659,891	33
Earning assets	25	4,738,389	3,796,332	25
Total assets	25	5,087,702	4,068,834	25
Deposits	29	3,680,516	2,857,449	29
Stockholders’ equity	33	397,088	299,373	33
Common shares outstanding		38,168	35,289

(1)	Excludes pre-tax merger-related charges totaling $406,000 or $.01 per diluted common share and $464,000 or $.01 per diluted common share in the fourth and second quarters of 2004, and $580,000 or $.01 per diluted common share, $668,000 or $.01 per diluted common share and $840,000 or $.01 per diluted common share recorded in the fourth, second and first quarters, respectively, of 2003.

(2)	Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

1

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE YEARS ENDED DECEMBER 31,

(in thousands, except per share data;							5 Year
taxable equivalent)	2004	2003	2002	2001	2000	1999	CAGR

INCOME SUMMARY
Interest revenue	$239,386	$209,338	$195,932	$210,036	$213,115	$171,211
Interest expense	74,794	70,600	76,357	100,874	116,591	90,242

Net interest revenue	164,592	138,738	119,575	109,162	96,524	80,969	15%
Provision for loan losses	7,600	6,300	6,900	6,000	7,264	5,966
Fee revenue	39,539	38,184	30,734	25,267	18,867	15,693	20

TOTAL REVENUE	196,531	170,622	143,409	128,429	108,127	90,696	17
Operating expenses (1)	122,568	107,900	91,124	83,906	74,043	63,505	14

Income before taxes	73,963	62,722	52,285	44,523	34,084	27,191	22
Income taxes	26,807	23,247	19,505	16,208	12,337	9,938

NET OPERATING INCOME	47,156	39,475	32,780	28,315	21,747	17,253	22
Merger-related charges, net of tax	565	1,357	—	1,084	7,230	1,155

NET INCOME	$46,591	$38,118	$32,780	$27,231	$14,517	$16,098	24

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$1.31	$1.15	$1.02	$.89	$.70	$.57	18
Diluted	1.27	1.12	.99	.87	.69	.56	18
Return on tangible equity (3)	19.74%	19.24%	17.88%	18.19%	16.74%	16.37%
Return on assets	1.07	1.06	1.11	1.10	.89	.81
Efficiency ratio	60.05	60.89	60.66	62.52	64.15	66.07
Dividend payout ratio	18.32	17.34	16.34	15.04	14.24	11.68
GAAP PERFORMANCE
Per common share:
Basic earnings	$1.29	$1.11	$1.02	$.86	$.47	$.53	19
Diluted earnings	1.25	1.08	.99	.84	.46	.52	19
Cash dividends declared	.2400	.2000	.1667	.1333	.1000	.0667	29
Book value	10.39	8.47	6.89	5.98	4.93	3.94	21
Tangible book value (3)	7.34	6.52	6.49	5.40	4.49	3.93	13
Key performance ratios:
Return on equity (2)	14.39%	14.79%	16.54%	16.08%	10.04%	13.46%
Return on assets	1.05	1.02	1.11	1.05	.59	.75
Net interest margin	4.00	3.99	4.33	4.51	4.16	4.07
Dividend payout ratio	18.60	18.02	16.34	15.50	21.28	12.58
Equity to assets	7.45	7.21	7.01	6.81	5.58	5.47
Tangible equity to assets (3)	5.78	6.02	6.60	6.18	5.49	5.19
ASSET QUALITY
Allowance for loan losses	$47,196	$38,655	$30,914	$27,124	$24,698	$20,043
Non-performing assets	8,725	7,589	8,019	9,670	6,716	3,652
Net charge-offs	3,617	4,097	3,111	4,578	2,976	2,147
Allowance for loan losses to loans	1.26%	1.28%	1.30%	1.35%	1.38%	1.28%
Non-performing assets to total assets	.17	.19	.25	.35	.27	.15
Net charge-offs to average loans	.11	.15	.14	.25	.18	.15
AVERAGE BALANCES
Loans	$3,322,916	$2,753,451	$2,239,875	$1,854,968	$1,683,403	$1,391,858	19
Investment securities	734,577	667,211	464,468	489,332	586,222	555,832	6
Earning assets	4,119,327	3,476,030	2,761,265	2,419,080	2,319,389	1,987,825	16
Total assets	4,416,835	3,721,284	2,959,295	2,585,290	2,453,250	2,139,594	16
Deposits	3,247,613	2,743,087	2,311,717	2,010,105	1,941,496	1,659,534	14
Stockholders’ equity	329,225	268,446	207,312	176,144	136,810	117,064	23
Common shares outstanding:
Basic	36,071	34,132	32,062	31,691	30,900	30,237
Diluted	37,273	35,252	33,241	32,624	31,791	31,263
AS OF YEAR-END
Loans	$3,734,905	$3,015,997	$2,381,798	$2,007,990	$1,792,055	$1,564,148	19
Investment securities	879,978	659,891	559,390	470,176	508,266	589,697	8
Earning assets	4,738,389	3,796,332	3,029,409	2,554,530	2,352,475	2,195,712	17
Total assets	5,087,702	4,068,834	3,211,344	2,749,257	2,528,879	2,384,678	16
Deposits	3,680,516	2,857,449	2,385,239	2,116,499	1,995,865	1,869,379	15
Stockholders’ equity	397,088	299,373	221,579	194,665	158,388	119,312	27
Common shares outstanding	38,168	35,289	31,895	32,266	31,542	30,284

(1)	Excludes pre-tax merger-related and restructuring charges totaling $870 thousand, or $.02 per diluted common share, recorded in 2004; $2.1 million, or $.04 per diluted common share, recorded in 2003; $1.6 million, or $.03 per diluted common share, recorded in 2001; $10.6 million, or $.23 per diluted common share, recorded in 2000; and $1.8 million, or $.04 per diluted common share, recorded in 1999.

(2)	Net income available to common stockholders, which excluded preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

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UNITED COMMUNITY BANKS, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31,

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,

(in thousands, except per share data)	2004	2003	2004	2003

INTEREST REVENUE:
Loans, including fees	$57,800	$46,574	$207,571	$180,035
Federal funds sold and deposits in banks	260	84	618	391
Investment securities:
Taxable	7,769	6,141	27,431	23,944
Tax exempt	536	655	2,161	2,819

Total interest revenue	66,365	53,454	237,781	207,189

INTEREST EXPENSE:
Deposits:
Demand	2,689	1,712	8,554	7,831
Savings	129	82	403	369
Time	11,524	9,079	41,202	39,752
Federal funds purchased	710	222	2,053	640
Other borrowings	6,396	6,003	22,582	22,008

Total interest expense	21,448	17,098	74,794	70,600

Net interest revenue	44,917	36,356	162,987	136,589
Provision for loan losses	2,000	1,800	7,600	6,300

Net interest revenue after provision for loan losses	42,917	34,556	155,387	130,289

FEE REVENUE:
Service charges and fees	5,646	5,018	21,540	18,288
Mortgage loan and other related fees	1,712	1,753	6,324	10,515
Consulting fees	1,794	1,033	5,749	4,399
Brokerage fees	427	606	2,027	1,921
Securities gains, net	34	622	428	497
Loss on prepayments of borrowings	—	(787)	(391)	(787)
Other	1,144	845	3,862	3,351

Total fee revenue	10,757	9,090	39,539	38,184

TOTAL REVENUE	53,674	43,646	194,926	168,473

OPERATING EXPENSES:
Salaries and employee benefits	21,571	17,379	77,995	68,044
Occupancy	2,364	2,143	9,271	8,783
Communications and equipment	2,893	2,287	10,945	8,601
Postage, printing and supplies	1,027	1,085	4,451	4,439
Professional fees	1,057	903	3,724	3,910
Advertising and public relations	1,525	629	4,403	3,068
Amortization of intangibles	466	359	1,674	1,065
Merger-related charges	406	580	870	2,088
Other	2,830	2,787	10,105	9,990

Total operating expenses	34,139	28,152	123,438	109,988

Income before income taxes	19,535	15,494	71,488	58,485
Income taxes	6,886	5,273	24,897	20,367

NET INCOME	$12,649	$10,221	$46,591	$38,118

Net income available to common stockholders	$12,649	$10,212	$46,574	$38,052

Earnings per common share:
Basic	$.34	$.29	$1.29	$1.11
Diluted	.33	.28	1.25	1.08
Weighted average common shares outstanding (in thousands):
Basic	37,056	35,260	36,071	34,132
Diluted	38,329	36,391	37,273	35,252

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UNITED COMMUNITY BANKS, INC.
CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED

	DECEMBER 31,	DECEMBER 31,
($ in thousands)	2004	2003

ASSETS
Cash and due from banks	$99,742	$91,819
Interest-bearing deposits in banks	35,098	68,374

Cash and cash equivalents	134,840	160,193
Securities available for sale	879,978	659,891
Mortgage loans held for sale	37,094	10,756
Loans, net of unearned income	3,734,905	3,015,997
Less — allowance for loan losses	47,196	38,655

Loans, net	3,687,709	2,977,342
Premises and equipment, net	103,679	87,439
Accrued interest receivable	27,923	20,962
Intangible assets	121,207	72,182
Other assets	95,272	80,069

TOTAL ASSETS	$5,087,702	$4,068,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$532,879	$412,309
Interest-bearing demand	1,055,192	846,022
Savings	171,898	140,619
Time	1,920,547	1,458,499

Total deposits	3,680,516	2,857,449
Federal funds purchased and repurchase agreements	130,921	102,849
Federal Home Loan Bank advances	737,947	635,420
Other borrowings	113,879	152,596
Accrued expenses and other liabilities	27,351	21,147

TOTAL LIABILITIES	4,690,614	3,769,461

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 44,800 and 55,900 shares issued and outstanding	448	559
Common stock, $1 par value; 100,000,000 shares authorized; 38,407,874 and 35,706,573 shares issued	38,408	35,707
Capital surplus	155,076	95,951
Retained earnings	204,709	166,887
Treasury stock; 240,346 and 417,525 shares, at cost	(4,413)	(7,120)
Accumulated other comprehensive income	2,860	7,389

TOTAL STOCKHOLDERS’ EQUITY	397,088	299,373

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,087,702	$4,068,834

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